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                              [KPMG LETTERHEAD]


The Board of Directors
Transmedia Network Inc.

We consent to incorporation by reference in the registration statement (No. 333-84947) on Form S-2 of Transmedia Network, Inc. of our report dated December 10, 1998, relating to the balance sheets of Transmedia Network, Inc. as of September 30, 1998 and 1997; and related statements of income and comprehensive income, shareholders' equity, and cash flows for each of the years in the three year period ended September 30, 1998, and all related schedules, which report appears in the September 30, 1998, annual report on Form 10-K/A of Transmedia Network, Inc.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.




                                                    /s/ KPMG LLP
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